Exhibit 99.1

FOR IMMEDIATE RELEASE

April 25, 2011

CONTACT:

Investors - (301) 968-9300

Media - (301) 968-9400

AMERICAN CAPITAL AGENCY

REPORTS $1.48 EARNINGS PER SHARE

AND $25.96 BOOK VALUE PER SHARE

Bethesda, MD – April 25, 2011 – American Capital Agency Corp. (“AGNC” or the “Company”) (Nasdaq: AGNC) today reported net income for the first quarter of 2011 of $133.5 million, or $1.48 per share, and book value of $25.96 per share.

FIRST QUARTER 2011 FINANCIAL HIGHLIGHTS

•	$1.48 per share of net income

•	$1.30 per share, excluding $0.18 per share of other investment related income

•	$1.68 per share of taxable income[1]

•	$1.40 per share first quarter dividend

•	$0.42 per share of undistributed taxable income as of March 31, 2011

•	Undistributed taxable income increased $16 million to $55 million

•	$25.96 book value per share as of March 31, 2011

•	Increased $1.72, or 7%, from $24.24 per share as of December 31, 2010

•	22% annualized return on average stockholders’ equity (“ROE”) for the quarter[2]

OTHER FIRST QUARTER HIGHLIGHTS

•	$28 billion investment portfolio value as of March 31, 2011

•	13% constant prepayment rate (“CPR”) for the first quarter of 2011[3]

•	11% CPR for the month of April 2011[4]

[1]	Based on the weighted average shares outstanding for the quarter. Please refer to the section on the use of Non-GAAP financial information
[2]	Annualized ROE based on net income and average monthly stockholders’ equity for the quarter
[3]	Weighted average monthly annualized CPR for securities held during the quarter
[4]	Weighted average actual annualized CPR as of April 1, 2011 for securities held as of March 31, 2011

American Capital Agency Corp.

April 25, 2011

•	7.6x leverage as of March 31, 2011[5]

•	7.4x average leverage for the quarter

•	2.58% annualized net interest rate spread for the quarter

•	2.42% net interest spread as of March 31, 2011

•	$1.75 billion of net proceeds raised from equity offered during quarter

•	$1.61 billion raised in two follow-on offerings

•	$141 million raised pursuant to a Controlled Equity OfferingSM Sales Agreement and via direct share purchase plan share issuances

•	All equity raised was accretive to book value

“Our American Capital Agency team delivered another strong quarter with our strategy of actively managing the portfolio,” said John Erickson, AGNC Executive Vice President and Chief Financial Officer. “This strong performance occurred in a quarter marked by significant global economic and political events, which required the periodic reconsideration of investment strategies. Even in this challenging environment, we grew our book value by 7% to $25.96 per share and earned $1.48 per share of net income while taking steps to reduce risk. In addition, we have added to our AGNC investment staff to broaden our expertise, improve our depth and address the Company’s significant growth.”

“We continue to believe the combination of strong asset quality and diversification, coupled with a thoughtful hedging strategy, which includes some optional protection, remains critical to our ability to achieve our dual mandates of generating attractive returns for our shareholders and protecting book value within reasonable bands,” said Gary Kain, President and Chief Investment Officer of AGNC. “During the first quarter of 2011, the Company raised over $1.7 billion in new equity and continued to produce solid returns across a wide range of different measures. Book value, undistributed taxable earnings and what many analysts call ‘core earnings’ were all higher during the quarter, despite lower leverage resulting from the typical time lags associated with deploying new capital.”

INVESTMENT PORTFOLIO

As of March 31, 2011, the Company’s investment portfolio totaled $28.2 billion of agency securities, at fair value, comprised of $22.9 billion of fixed-rate agency securities, $4.9 billion of adjustable-rate agency securities (“ARMs”) and $0.4 billion of collateralized mortgage obligations (“CMOs”) backed by fixed and adjustable-rate agency securities6. As of March 31, 2011, AGNC’s investment portfolio was comprised of 44% ≤ 15-year fixed-rate securities, 5% 20-year fixed-rate securities, 32% 30-year

[5]	Leverage calculated as the sum of total repurchase agreements, net payable for unsettled purchases and sales of securities and other debt divided by total stockholders’ equity as of March 31, 2011
[6]	CMO balance includes $110 million of fixed and adjustable rate interest-only strips.

American Capital Agency Corp.

April 25, 2011

fixed-rate securities7, 18% adjustable-rate securities and 1% CMOs backed by fixed and adjustable-rate agency securities.

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD

During the quarter, the annualized weighted average yield on the Company’s average earning assets was 3.39% and its annualized average cost of funds was 0.81%, which resulted in a net interest rate spread of 2.58%, unchanged from the fourth quarter of 2010. As of March 31, 2011, the weighted average yield on the Company’s earning assets was 3.47% and its weighted average cost of funds was 1.05%8. This resulted in a net interest rate spread of 2.42% as of March 31, 2011, an increase of 14 bps from the weighted average net interest rate spread as of December 31, 2010 of 2.28%9.

The weighted average cost basis of the investment portfolio was 104.4% (or 104.0% excluding interest-only strips) as of March 31, 2011. The amortization of premiums (net of any accretion of discounts) on the investment portfolio for the quarter was $48.0 million, or $0.53 per share. The unamortized net premium as of March 31, 2011 was $1.2 billion.

The Company’s asset yield benefitted from purchases of higher yielding securities late in the fourth quarter of 2010 and during the quarter as the Company invested capital from its recent capital raises subsequent to recent increases in interest rates and from a decline in the projected CPR for the remaining life of the Company’s investments. Premiums and discounts associated with purchases of agency securities are amortized or accreted into interest income over the estimated life of such securities, using the effective yield method. Given the relatively high cost basis of the Company’s mortgage assets, slower prepayment projections can have a meaningful positive impact on asset yields. The projected CPR for the remaining life of the Company’s investments as of March 31, 2011 was 10%; a decrease from 12% as of December 31, 2010. The decrease in the projected CPR is largely due to purchases of lower coupon securities during the quarter coupled with increases in both spot and forward interest rates. The actual CPR for the Company’s portfolio held in the first quarter of 2011 was 13%, a decrease from 18% during the fourth quarter of 2010. The most recent CPR for the Company’s portfolio for the month of April 2011 was 11%.

The Company’s average cost of funds declined 9 basis points from 0.90% for the fourth quarter of 2010 to 0.81% for the first quarter of 2011, due largely to timing differences between asset settlements and the initiation of new interest rate swap contracts. These differences led to lower effective swap costs during the quarter than is expected to occur in future periods. The cost of funds as of March 31, 2011 includes both current and forward starting swaps balances, net of expirations, within three months of quarter end.

[7]	30-year fixed rate securities includes $94 million of 40-year fixed rate securities
[8]

Cost of funds as of March 31, 2011 includes the impact of swaps in effect as of March 31, 2011, plus $3.7 billion of forward starting swaps becoming effective, net of swap expirations, within the three month period following March 31, 2011

[9]	Cost of funds as of December 31, 2010 includes the impact of swaps in effect as of December 31, 2010, plus $1.7 billion of forward starting swaps

American Capital Agency Corp.

April 25, 2011

LEVERAGE AND HEDGING ACTIVITIES

As of March 31, 2011, the Company’s $28.2 billion investment portfolio was financed with $22.0 billion of repurchase agreements, $0.1 billion of other debt10 and $3.3 billion of equity capital, resulting in a leverage ratio of 6.6x. When adjusted for the net payable for agency securities not yet settled, the leverage ratio was 7.6x as of March 31, 2011. The average leverage for the quarter was 7.4x as the Company deployed capital from its recent equity raises.

Of the $22.0 billion borrowed under repurchase agreements as of March 31, 2011, $5.7 billion had original maturities of 30 days or less, $8.7 billion had original maturities greater than 30 days and less than or equal to 60 days, $5.8 billion had original maturities greater than 60 days and less than or equal to 90 days and the remaining $1.8 billion had original maturities of 91 days or more. As of March 31, 2011, the Company had repurchase agreements with 25 financial institutions.

The Company’s interest rate swap positions as of March 31, 2011 totaled $15.1 billion in notional amount at an average fixed pay rate of 1.79%, a weighted average receive rate of 0.25% and a weighted average maturity of 3.6 years. During the quarter, the Company increased its swap position, including forward starting swaps ranging up to twelve months, by $8.5 billion in conjunction with an increase in the portfolio size. The new swap agreements entered into during the quarter have an average term of approximately 4.2 years and a weighted average fixed pay rate of 1.93%. The Company intends the use of swaps with longer maturities to protect its book value and longer term earnings potential.

The Company also utilizes swaptions to mitigate the Company’s exposure to larger changes in interest rates. During the quarter, the Company added $1.6 billion of payer swaptions at a cost of $17.2 million and $0.3 billion of receiver swaptions at a cost of $0.4 million. During the quarter, $0.3 billion of payer swaptions from a previous quarter expired or were sold. As of March 31, 2011, the Company had $2.1 billion in payer swaptions outstanding at a market value of $21.3 million.

As of March 31, 2011, 68% of the Company’s repurchase agreement balance and other debt were hedged through interest rate swap agreements. If net unsettled purchases and sales of securities are incorporated, this percentage declines to 60%. These percentages do not reflect the swaps underlying the payer swaptions noted above, which have an average maturity of 6.1 years.

OTHER INCOME, NET

During the quarter, the Company produced $15.8 million in other income, net, or $0.18 per share. Other income is comprised of $4.2 million of net realized gains on sales of agency securities, $31.0 million of net realized gains on derivative and trading securities and $19.4 million of net unrealized losses, including reversals of prior period unrealized

[1][0]	Other debt consists of other variable rate debt outstanding at Libor + 25 bps in connection with the consolidation of a structured transaction recorded as a financing transaction under GAAP

American Capital Agency Corp.

April 25, 2011

gains and losses realized during the current quarter, on derivative and trading securities that are marked-to-market in current income.

The net gains and losses (realized and unrealized) on derivative and trading securities generally represent instruments that are used to supplement the Company’s interest rate swaps (such as swaptions and short or long positions in “to-be-announced” mortgage securities (TBA’s), Markit IOS total return swaps11 and treasury securities). Under accounting rules, these positions are not in hedge relationships and consequently are accounted for through current income instead of shareholders’ equity. The Company uses these supplemental hedges to reduce its exposure to interest rates.

TAXABLE INCOME

Taxable income for the first quarter of 2011 was $1.68 per share, or $0.20 higher than GAAP net income per share for the quarter. The primary difference between tax and GAAP net income is unrealized gains and losses associated with derivatives marked-to-market in current income for GAAP purposes but excluded from taxable income until realized or settled. Taxable income for the first quarter of 2011 benefited from the settlement of gains derived from short TBA positions and payer swaptions entered into during the fourth quarter of 2010. As of March 31, 2011, net unrealized gains that have been recognized for GAAP, but excluded from taxable income, totaled $10 million. Assuming no change in market prices as of March 31, 2011, the Company anticipates recognizing most of these net gains as taxable income during the second quarter of 2011.

NET ASSET VALUE

As of March 31, 2011, the Company’s net asset value per share was $25.96, or $1.72 higher than the December 31, 2010 net asset value per share of $24.24.

FIRST QUARTER 2011 DIVIDEND DECLARATION

On March 7, 2011, the Board of Directors of the Company declared a first quarter 2011 dividend of $1.40 per share payable on April 27, 2011, to stockholders of record as of March 23, 2011. Since its May 2008 initial public offering, the Company has paid or declared a total of $499.2 million in dividends, or $14.66 per share. After adjusting for the first quarter 2011 accrued dividend, the Company had approximately $55 million of undistributed taxable income as of March 31, 2011, an increase of $16 million from December 31, 2010. Undistributed taxable income per share as of March 31, 2011 was $0.42 per share.

[1][1]	Long total return swap positions on the Markit IOS index synthetically replicate the purchase of interest only securities funded at 1 month LIBOR

American Capital Agency Corp.

April 25, 2011

Financial highlights for the quarter are as follows:

AMERICAN CAPITAL AGENCY CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	(unaudited)	(audited)	(unaudited)	(unaudited)
Assets:
Agency securities, at fair value (including pledged assets of $23,190,698, $12,270,909, $8,321,498 and $6,870,710, respectively)	$28,192,575	$13,510,280	$9,736,463	$7,166,390
Cash and cash equivalents	300,574	173,258	115,266	150,081
Restricted cash	75,221	76,094	62,462	37,877
Interest receivable	102,438	56,485	42,034	35,932
Derivative assets, at fair value	142,047	76,593	11,344	7,391
Receivable for agency securities sold	298,320	258,984	350,056	311,794
Principal payments receivable	42,667	75,524	40,129	44,883
Receivable under reverse repurchase agreements	—	247,438	—	—
Other assets	1,121	1,173	1,052	1,139

Total assets	$29,154,963	$14,475,829	$10,358,806	$7,755,487

Liabilities:
Repurchase agreements	$21,994,039	$11,680,092	$7,969,399	$6,634,342
Other debt	67,845	72,927	80,822	—
Payable for agency securities purchased	3,504,600	727,374	1,223,064	201,799
Derivative liabilities, at fair value	92,658	78,590	113,900	76,220
Dividend payable	135,280	90,798	54,554	47,124
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	—	245,532	—	—
Accounts payable and other accrued liabilities	16,040	8,452	4,022	3,572

Total liabilities	25,810,462	12,903,765	9,445,761	6,963,057

Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, 0 shares issued and outstanding, respectively	—	—	—	—
Common stock, $0.01 par value; 150,000 shares authorized, 128,829, 64,856, 38,967 and 33,660 shares issued and outstanding, respectively	1,288	649	390	337
Additional paid-in capital	3,314,119	1,561,908	880,571	738,525
Retained earnings	76,379	78,116	30,835	25,359
Accumulated other comprehensive (loss) income	(47,285)	(68,609)	1,249	28,209

Total stockholders’ equity	3,344,501	1,572,064	913,045	792,430

Total liabilities and stockholders’ equity	$29,154,963	$14,475,829	$10,358,806	$7,755,487

American Capital Agency Corp.

April 25, 2011

AMERICAN CAPITAL AGENCY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Interest income:
Interest income	$164,493	$38,797
Interest expense	35,648	15,510

Net interest income	128,845	23,287

Other income, net:
Gain from sale of agency securities, net	4,220	27,408
Gain from derivative instruments and trading securities, net	11,529	5,920

Total other income, net	15,749	33,328

Expenses:
Management fees	8,454	1,784
General and administrative expenses	2,598	1,681

Total expenses	11,052	3,465

Net income	$133,542	$53,150

Net income per common share - basic and diluted	$1.48	$2.13

Weighted average number of common shares outstanding - basic and diluted	90,304	25,002

Dividends declared per common share	$1.40	$1.40

American Capital Agency Corp.

April 25, 2011

AMERICAN CAPITAL AGENCY CORP.

KEY PORTFOLIO CHARACTERISTICS*

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Average agency securities, at cost	$19,361,473	$11,603,957	$7,751,068	$5,886,806	$4,099,855
Average total assets, at fair value	$20,465,973	$11,605,200	$8,454,760	$6,498,247	$4,591,850
Average repurchase agreements	$17,755,790	$10,813,568	$7,241,783	$5,548,225	$3,787,583
Average stockholders’ equity	$2,411,628	$1,291,127	$853,250	$705,466	$580,056
Fixed-rate agency securities, at fair value - as of period end	$22,875,909	$9,101,479	$5,647,393	$3,063,016	$1,834,924
Adjustable-rate agency securities, at fair value - as of period end	$4,915,994	$3,950,164	$3,630,469	$3,589,711	$2,710,557
CMO agency securities, at fair value - as of period end	$290,321	$401,898	$439,347	$483,667	$657,119
Interest-only strips agency securities, at fair value - as of period end	$110,351	$56,739	$19,254	$29,996	$37,654
Average coupon (1)	4.58%	4.86%	5.03%	5.20%	5.17%
Average asset yield (2)	3.39%	3.48%	3.23%	3.44%	3.78%
Average cost of funds (3)	0.81%	0.90%	1.02%	1.07%	1.23%
Average cost of funds - terminated swap amortization expense (4)	—	—	—	0.19%	0.39%
Average net interest rate spread (5)	2.58%	2.58%	2.21%	2.18%	2.16%
Average actual CPR for securities held during the period	13%	18%	15%	28%	21%
Average forecasted CPR as of period end	10%	12%	18%	20%	18%
Leverage (average during the period) (6)	7.4:1	8.4:1	8.5:1	7.9:1	6.5:1
Leverage (as of period end) (7)	7.6:1	7.8:1	9.8:1	8.2:1	7.9:1
Expenses % of average assets (8)	0.22%	0.23%	0.22%	0.25%	0.31%
Expenses % of average stockholders’ equity (9)	1.86%	2.03%	2.15%	2.33%	2.42%
Net asset value per common share as of period end (10)	$25.96	$24.24	$23.43	$23.54	$22.91
Dividends declared per common share	$1.40	$1.40	$1.40	$1.40	$1.40
Annualized economic return (11)	52.2%	37.4%	21.7%	35.5%	33.0%
Net return on average stockholders’ equity (12)	22.5%	42.4%	27.9%	21.0%	37.2%

*	Average numbers for each period are weighted based on days on the Company’s books and records. All percentages are annualized.
(1)	Weighted average coupon for the period was calculated by dividing the Company’s total coupon (or cash) interest income on our agency securities by the Company’s weighted average agency securities.

American Capital Agency Corp.

April 25, 2011

(2)	Weighted average asset yield for the period was calculated by dividing the Company’s total interest income on agency securities, less amortization of premiums and discounts, by the Company’s average agency securities.
(3)	Weighted average cost of funds for the period was calculated by dividing the Company’s total interest expense, less amortization expense related to the termination of interest rate swaps, by the Company’s weighted average repurchase agreements.
(4)	Weighted average cost of funds related to terminated interest rate swap amortization expense was calculated by dividing the Company’s amortization expense by the Company’s weighted average repurchase agreements. The amortization expense associated with the termination of interest rate swaps was $ -, $ -, $ -, $2.6 million, and $3.7 million for the respective periods presented.
(5)	Net interest rate spread for the period was calculated by subtracting the Company’s weighted average cost of funds, net of interest rate swaps and terminated swap amortization expense, from the Company’s weighted average asset yield.
(6)	Leverage during the period was calculated by dividing the Company’s average repurchase agreements outstanding for the period by the Company’s average stockholders’ equity for the period.
(7)	Leverage at period end was calculated by dividing the sum of the amount outstanding under the Company’s repurchase agreements, net receivable / payable for unsettled agency securities and other debt by the Company’s total stockholders’ equity at period end.
(8)	Expenses as a % of average total assets was calculated by dividing the Company’s total expenses by the Company’s average total assets for the period.
(9)	Expenses as a % of average stockholders’ equity was calculated by dividing the Company’s total expenses by the Company’s average stockholders’ equity.
(10)	Book value per share was calculated by dividing the Company’s total stockholders’ equity by the Company’s number of shares outstanding.
(11)	Annualized economic return represents the sum of the change in net asset value over the period and dividends declared during the period over the beginning net asset value on an annualized basis.
(12)	Annualized net return on average stockholders’ equity for the period was calculated by dividing our net income by our average stockholders’ equity on an annualized basis.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

During the quarter, AGNC issued 0.5 million shares under the Plan through direct stock purchases for cash proceeds of $14.9 million. AGNC did not issue any shares under the Plan through dividend reinvestment during the quarter.

AGNC’s Dividend Reinvestment and Direct Stock Purchase Plan provide prospective investors and existing stockholders with a convenient and economical method to purchase shares of the Company’s common stock. By participating in the Plan, investors may purchase additional shares of common stock by reinvesting some or all of the cash dividends received on shares of the Company’s common stock. Investors may also make optional cash purchases of shares of the Company’s common stock subject to certain limitations detailed in the Plan prospectus. To review the Plan Prospectus, please visit the Company’s Investor Relations website at www.AGNC.com.

STOCKHOLDER CALL

AGNC invites stockholders, prospective stockholders and analysts to attend the AGNC stockholder call on April 26, 2011 at 11:00 am ET. The stockholder call can be accessed through a live webcast, free of charge, at www.AGNC.com or by dialing (877)

American Capital Agency Corp.

April 25, 2011

569-8701 (U.S. domestic) or +1 (574) 941-7382 (international). Please provide the operator with the conference ID number 58474355. If you do not plan on asking a question on the call and have access to the internet, please take advantage of the webcast.

A slide presentation will accompany the call and will be available at www.AGNC.com. Select the Q1 2011 Earnings Presentation link to download and print the presentation in advance of the Stockholder Call.

An archived audio of the stockholder call combined with the slide presentation will be made available on the Company’s website after the call on April 26. In addition, there will be a phone recording available from 2:00 pm ET April 26 until 11:59 pm ET May 10. If you are interested in hearing the recording of the presentation, please dial (800) 642-1687 (U.S. domestic) or +1 (706) 645-9291 (international). The conference ID number is 58474355.

For further information, please contact Investor Relations at (301) 968-9300 or IR@AGNC.com.

ABOUT AMERICAN CAPITAL AGENCY CORP.

American Capital Agency Corp. is a REIT that invests in agency pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. The Company is externally managed and advised by American Capital Agency Management, LLC, an affiliate of American Capital, Ltd. (“American Capital”). For further information, please refer to www.AGNC.com.

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has more than $20 billion in assets under management and eight offices in the U.S., Europe and Asia. American Capital and its affiliates will consider investment opportunities from $10 million to $300 million. For further information, please refer to www.AmericanCapital.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general

American Capital Agency Corp.

April 25, 2011

economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this release includes non-GAAP financial information, including our taxable income and certain financial metrics derived based on taxable income, which management uses in its internal analysis of results, and believes may be informative to investors. Taxable income is pre-tax income calculated in accordance with the requirements of the Internal Revenue Code rather than GAAP. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. Examples include temporary differences for unrealized gains and losses on derivative instruments and trading securities recognized in income for GAAP but excluded from taxable income until realized or settled, differences in the CPR used to amortize premiums or accrete discounts as well as treatment of start-up organizational costs, hedge ineffectiveness, and stock-based compensation and permanent differences for excise tax expense. Furthermore, taxable income can include certain estimated information and is subject to potential adjustments up to the time of filing of the appropriate tax returns, which occurs after the end of the calendar year of the Company. The Company believes that these non-GAAP financial measures provide information useful to investors because taxable income is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. The Company also believes that providing investors with our taxable income and certain financial metrics derived based on such taxable income, in addition to the related GAAP measures, gives investors greater transparency to the information used by management in its financial and operational decision-making. However, because taxable income is an incomplete measure of the Company’s financial performance and involves differences from net income computed in accordance with GAAP, taxable income should be considered as supplementary to, and not as a substitute for, the Company’s net income computed in accordance with GAAP as a measure of the Company’s financial performance. In addition, because not all companies use identical calculations, our presentation of our estimated taxable income may not be comparable to other similarly-titled measures of other companies.